Consent of Independent Auditor

We consent to use in this Pre-Effective Amendment No. 3 to Registration Statement (No. 333-220301) on Form N-1A of Harvest Volatility Edge Trust, of our report dated April 13, 2016 relating to the financial statements of Harvest Volatility Alpha Fund, L.P. appearing in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ RSM US LLP

New York, New York

December 11, 2017